Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - 215.299.6633
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119

FMC Corporation Completes Sale of Peroxygens Business to One Equity Partners

PHILADELPHIA, March 3, 2014 - FMC Corporation (NYSE:FMC) announced today the company has completed the sale of its Peroxygens business to affiliates of One Equity Partners, the private investment arm of J.P. Morgan Chase & Co., for approximately $200 million.
“We’re pleased that our former Peroxygens business is now in the capable hands of One Equity Partners where it can grow with focused attention and investment,” said Pierre Brondeau, FMC president, CEO and chairman. “This transaction allows FMC to direct its resources to core businesses and its portfolio of advanced technologies.”
Citi was FMC’s financial advisor for this transaction.
Macquarie Capital was serving as Sole Lead Arranger on the financing for the transaction.
About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 5,600 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.
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About One Equity Partners
One Equity Partners is the private investment arm of JPMorgan Chase & Co. and has managed approximately $14 billion in commitments and investments solely for the bank since inception. OEP enters into long-term partnerships with companies to create sustainable value through long-term growth driven both organically and inorganically. Founded in 2001, OEP has 35 investment professionals in New York, Chicago, Frankfurt, Hong Kong, São Paulo and elsewhere around the globe. Visit www.oneequity.com for more information.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2013 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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